Exhibit 23.1

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated May 23, 2024, with respect to the combined financial statements of the Seaport Entertainment Division of Howard Hughes, and February 13, 2024, with respect to the financial statement of Seaport Entertainment Group Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
Dallas, Texas
August 27, 2024
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.